EXHIBIT 99.1

News Release

Investor Relations Contact:	Media Contact:
Randy Scherago	Nancy Coleman
GeoEye	GeoEye
(703) 480-6325	(703) 480-9580
scherago.randy@geoeye.com	coleman.nancy@geoeye.com

GeoEye Reports First Quarter 2012 Earnings Results

-- Conference Call Scheduled for Friday, May 4, 2012, 8:30 a.m. EDT --

HERNDON, Va. (May 3, 2012) – GeoEye, Inc. (NASDAQ: GEOY), a leading source of geospatial information and insight, announced today results for its fiscal first quarter ended March 31, 2012.

"Today we are pleased to announce that we have moved up our quarterly conference call to tell you that we have been notified this week by the NGA of the full funding for our EnhancedView SLA for the 2012 contract term. We expect to receive our $111 million cost-share payment by the third quarter as previously disclosed. In addition, results for the first quarter were above our expectations, as our core business remained strong, and our international business continued to exhibit solid growth," said Matt O'Connell, GeoEye's chief executive officer and president. "We renewed a number of large international affiliate contracts, which gives us excellent visibility into our 2012 revenues. We performed well under our EnhancedView Service Level Agreement, and the construction of our GeoEye-2 satellite remains on time and on budget for a launch in the first half of 2013."

FIRST QUARTER RESULTS

Total revenues were $89.3 million for the first quarter of 2012, a 3.1 percent increase from the first quarter of 2011. Net income available to common stockholders for the first quarter of 2012 was $13.2 million, or $0.58 per fully diluted share, compared to net income available to common stockholders of $10.0 million, or $0.44 per fully diluted share, for the first quarter of 2011.

Operating profit was $25.7 million for the first quarter of 2012. Operating margin was 28.8 percent for the first quarter of 2012, compared to 27.9 percent in the first quarter of 2011. Adjusted EBITDA (a non-GAAP measurement defined as net income before interest, taxes, depreciation, amortization, non-cash recognition of stock compensation expense and other items) was approximately $46.2 million for the first quarter of 2012, compared to $43.8 million in the same period in 2011. Adjusted EBITDA as a percentage of revenues was 51.7 percent for the first quarter of 2012, compared to 50.5 percent in the first quarter of 2011.

News Release

The company ended the first quarter of 2012 with unrestricted cash, cash equivalents and short-term investments of $181.2 million; total assets of approximately $1.4 billion; stockholders’ equity of $524.2 million and long-term debt of $511.8 million.

FIRST QUARTER 2012 OPERATING HIGHLIGHTS

Revenue Mix
●
Imagery revenues in the first quarter of 2012 were $62.5 million, or 70.0 percent of total revenues. Production and other services revenues were $20.7 million, or 23.2 percent of total revenues. The NextView cost share accounted for revenues of $6.0 million, or 6.8 percent of total revenues.

Geographic Information
●
Domestic revenues were $65.8 million for the first quarter of 2012, or 73.7 percent of total revenues for the period. International revenues were $23.5 million for the first quarter of 2012, or 26.3 percent of total revenues for the period.

●
International revenues were up 20.0 percent for the first quarter of 2012, compared to the same period in 2011. Domestic revenues decreased 1.9 percent for the first quarter of 2012, compared to the same period in 2011.

GeoEye-2 Capital Expenditures
●
During the quarter, the company invested $60.4 million for the continued development and construction of the GeoEye-2 satellite and EnhancedView program, including $13.3 million of capitalized interest. To date, the company has invested $639.1 million in the GeoEye-2 satellite and EnhancedView program, including $76.4 million of capitalized interest.

FISCAL YEAR 2012 FINANCIAL OUTLOOK

Our estimates represent management's current expectations about the company's future financial performance, based on information available at this time. Our outlook does not reflect the impact of any potential changes to our U.S. government contracts, which could result from reductions of federal agency budgets currently under deliberation.

For the full year, the company is maintaining its previous revenue, Adjusted EBITDA and earnings per share guidance. Our expectations for 2012 are for revenues to range from $355 million to $375 million, Adjusted EBITDA to range from $173 million to $190 million and earnings per share to range from $1.95 to $2.35.

News Release

CONFERENCE CALL INFORMATION

GeoEye, Inc. (NASDAQ: GEOY) will host a conference call for investors and analysts to discuss financial results for the first quarter, which ended March 31, 2012.

When: Friday, May 4, 2012, at 8:30 a.m. Eastern Daylight Time

To Participate:
To participate in the call via phone, domestic callers may dial toll-free at (877) 776-4039 and international callers may dial (631) 291-4808 approximately 10 minutes prior to the start time. Callers may identify themselves to the operator as GeoEye conference call participants or by using the conference ID: 62701899. Questions will be accepted from phone participants during the live call after prepared remarks and as time permits.

The conference call will also be webcast on the “Investor Relations” section of the company’s corporate Web site, www.geoeye.com. To directly access the live webcast go to: http://geoy.client.shareholder.com/events.cfm and click on the “May 4, 2012 Investor Update Webcast” link. Please allow 15 minutes before the scheduled start time to register, download and install any necessary audio software.

Replay:
An audio replay of the first quarter conference call will be available through midnight May 18, 2012, by dialing (855) 859-2056 and typing in the conference ID number: 62701899.

An archived webcast of the conference call will be available at the same URL address approximately two hours after the conclusion of the call.

News Release
Selected financial results for the company are as follows (dollars in thousands, except earnings per share):

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011	Change
	(unaudited)
Revenues	$89,283	$86,626	$2,657
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	30,416	31,312	(896)
Depreciation and amortization	17,739	16,726	1,013
Selling, general and administrative	15,428	14,394	1,034
Total operating expenses	63,583	62,432	1,151
Income from operations	25,700	24,194	1,506
Interest income (expense), net	53	(4,523)	4,576
Income before provision for income taxes	25,753	19,671	6,082
Provision for income taxes	(9,997)	(7,424)	(2,573)
Net income	15,756	12,247	3,509
Preferred stock dividends	(997)	(986)	(11)
Net income less preferred stock dividends	14,759	11,261	3,498
Income allocated to participating securities	(1,592)	(1,224)	(368)
Net income available to common stockholders	$13,167	$10,037	$3,130

Earnings per share
Basic	$0.59	$0.46	$0.13
Diluted	$0.58	$0.44	$0.14
Shares used to compute basic earnings per share	22,235	22,043
Shares used to compute diluted earnings per share	22,793	22,757

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CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2012	2011	Change
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$171,968	$188,738	$(16,770)
Short-term investments	9,220	9,220	-
Accounts receivable - trade and unbilled receivables, net	37,133	39,917	(2,784)
Income tax receivable	19,634	19,645	(11)
Restricted cash	3,952	4,207	(255)
Current deferred tax assets	2,148	2,148	-
Prepaid expenses and other current assets	13,333	14,805	(1,472)
Total current assets	257,388	278,680	(21,292)
Property, plant and equipment, net	50,469	48,065	2,404
Satellites and related ground systems, net	961,201	913,454	47,747
Goodwill	68,130	68,130	-
Intangible assets, net	9,728	10,526	(798)
Non-current restricted cash	5,889	6,875	(986)
Other non-current assets	8,385	8,855	(470)
Total assets	$1,361,190	$1,334,585	$26,605

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$58,849	$58,510	$339
Current portion of deferred revenue	58,620	53,433	5,187
Total current liabilities	117,469	111,943	5,526
Long-term debt	511,785	511,019	766
Long-term deferred revenue, net of current portion	124,561	131,968	(7,407)
Deferred tax liabilities	74,690	64,694	9,996
Other non-current liabilities	8,470	7,674	796
Total liabilities	836,975	827,298	9,677
Commitments and contingencies	-	-	-
Stockholders’ equity:
Series A convertible preferred stock	1	1	-
Series B junior participating preferred stock	-	-	-
Common stock	223	222	1
Additional paid-in capital	381,322	379,154	2,168
Retained earnings	142,669	127,910	14,759
Total stockholders’ equity	524,215	507,287	16,928
Total liabilities and stockholders’ equity	$1,361,190	$1,334,585	$26,605

News Release

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
(in thousands)

	Three Months Ended March 31,
	2012	2011	Change
	(unaudited)
Net cash provided by operating activities	$39,753	$37,322	$2,431
Net cash used in investing activities	(55,780)	(75,260)	19,480
Net cash used in financing activities	(743)	(255)	(488)
Net decrease in cash and cash equivalents	(16,770)	(38,193)	21,423
Cash and cash equivalents, beginning of period	188,738	283,233	(94,495)
Cash and cash equivalents, end of period	$171,968	$245,040	$(73,072)

News Release

ADJUSTED EBITDA
(in thousands)

	Three Months Ended March 31,
	2012	2011
Net income	$15,756	$12,247
Adjustments:
Interest (income) expense, net	(53)	4,523
Provision for income taxes	9,997	7,424
Depreciation and amortization	17,739	16,726
Non-cash stock-based compensation expense	2,741	2,845
Adjusted EBITDA	$46,180	$43,765

Adjusted EBITDA is a non-GAAP financial measure that represents net income before interest expense, net, provision for income taxes, depreciation and amortization expenses, non-cash stock-based compensation expense and other items.  We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing operations.  However, Adjusted EBITDA is not a recognized term of financial performance under GAAP, and our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies.

About GeoEye

GeoEye is a leading source of geospatial information and insight for decision makers and analysts, who need a clear understanding of our changing world to protect lives, manage risk and optimize resources. Each day, organizations in defense and intelligence, public safety, critical infrastructure, energy and online media rely on GeoEye’s imagery, tools and expertise to support important missions around the globe. Widely recognized as a pioneer in high-resolution satellite imagery, GeoEye has evolved into a complete provider of geospatial intelligence solutions. GeoEye’s ability to collect, process and analyze massive amounts of geospatial data allows our customers to quickly see precise changes on the ground and anticipate where events may occur in the future. GeoEye is a public company listed on NASDAQ as GEOY and is headquartered in Herndon, Virginia with more than 750 employees worldwide. Learn more at www.geoeye.com.

News Release

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011, which we filed with the Securities and Exchange Commission (“SEC”) on March 13, 2012, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011, and Sept. 30, 2011, which we filed with the SEC on May 10, 2011, Aug. 2, 2011, and Nov. 1, 2011, respectively. Copies of all SEC filings may be obtained from the SEC’s EDGAR Web site, http://www.sec.gov/ or by contacting: William L. Warren, Executive Vice President, General Counsel and Secretary, at 703-480-5672
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